Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of E*TRADE Financial Corporation and subsidiaries (the “Company”) of our report dated February 26, 2009 (May 14, 2009 as to Note 24) relating to the consolidated financial statements of E*TRADE Financial Corporation (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs regarding the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, as of January 1, 2007, and the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurement, and SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities, on January 1, 2008, and the change in Segment Information) and our report dated February 26, 2009 on the effectiveness of internal control over financial reporting, appearing in Item 8 of this current report on Form 8-K of E*TRADE Financial Corporation dated May 14, 2009.

Filed on Form S-3:

Registration Statement Nos.:	333-104903, 333-41628, 333-124673, 333-129077, 333-130258, 333-136356, 333-150997, 333-156570, 333-158636

Filed on Form S-4:
Registration Statement Nos.:	333-91467, 333-62230, 333-117080, 333-129833

Filed on Form S-8:
Registration Statement Nos.:	333-12503, 333-52631, 333-62333, 333-72149, 333-35068, 333-35074, 333-37892, 333-44608, 333-44610, 333-54904, 333-56002, 333-113558, 333-91534, 333-125351, 333-81702

/s/ Deloitte & Touche LLP

McLean, Virginia

May 14, 2009